UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2006

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2006, Integral Systems, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Steven R. Chamberlain, who resigned as Chief Executive Officer, Chairman and Director of the Company on May 1, 2006, as previously reported by the Company. The Consulting Agreement provides that Mr. Chamberlain will consult with the Company as the Company’s executive management and Board of Directors deem necessary to explore strategic alternatives to maximize shareholder value, including the possible sale of the Company. Under the terms of the Consulting Agreement, Mr. Chamberlain will be compensated at the rate of $25,000 per month plus reasonable out-of-pocket expenses, and he has agreed not to engage in or conduct any business which directly or indirectly competes or interferes with the business conducted by the Company from the date of the Consulting Agreement until six months after the termination or expiration of the Consulting Agreement. The Consulting Agreement will terminate upon the earlier of December 31, 2006 or the closing of the sale, merger or change of control of the Company, or upon 30 days written notice by either party.

In addition, the Company agreed to pay Mr. Chamberlain, in accordance with the Company’s severance policy, two weeks of his base salary (at the salary rate in effect as of the date of his termination) for each of the 24 years that he was employed by the Company plus the balance of his accumulated vacation. Further, as consideration for Mr. Chamberlain’s execution of a General Release Agreement with the Company dated May 17, 2006 with respect to any claims arising from his employment or as a result of his termination from employment by the Company, the Company extended the period in which Mr. Chamberlain could exercise his option rights and his health care and other benefits coverage through the earlier of December 31, 2006 or the date in which there is a change of control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Peter J. Gaffney
Peter J. Gaffney
Chief Executive Officer

Date: May 23, 2006